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                                                                  EXHIBIT 4

                           CONFIDENTIALITY AGREEMENT

                                                                  April 29, 1997



Monterey Resources, Inc.
5201 Truxtun Avenue, Suite 100
Bakersfield, CA 93309
Attention:    R. Graham Whaling
              Chairman and Chief Executive Officer


Gentlemen:

                 In connection with your analysis of a possible negotiated transaction with McFarland Energy, Inc. (the "Company"), you have been or will be furnished certain information that is proprietary, non-public or confidential concerning the Company from Representatives (as defined below) of the Company, including the Company's financial advisors, Oppenheimer & Co., Inc. (collectively, and together with the Company, the "Disclosing Parties"). In consideration of furnishing you with such information to assist you in such regard, you hereby agree to the following (it being understood that you are also agreeing to cause your affiliates to comply with the applicable provisions hereof):

                 1. Use of Evaluation Material. The Evaluation Material (as defined below) will be used solely for the purpose of evaluating a possible negotiated acquisition or other business combination transaction between you and the Company approved by the Board of the Directors of the Company and not in a manner detrimental to the Company. Unless and until you have completed an acquisition or other business combination with the Company, all the Evaluation Material will be kept confidential by you and will not be disclosed to any other persons in any manner; provided that you may disclose the Evaluation Material or portions thereof to those of your Representatives who need to know such information for the purpose of evaluating a possible negotiated transaction involving you and the Company (it being understood that such Representatives shall be informed by you of the confidential nature of such information and shall agree to treat such information confidentially in accordance with this letter). You agree to be responsible for compliance with this agreement by any of your Representatives.

                 2.       Legally Required Disclosures.  In the event that you
or any of your Representatives is requested or required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Evaluation Material, you shall provide the Company with prompt prior written notice of such request
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                                     -2-                          April 29, 1997


or requirement, and you shall cooperate with the Company so that the Company may seek a protective order or other appropriate remedy or, if it so elects, waive compliance with the terms of this agreement. In the event that such protective order or other remedy is not obtained, or the Company waives compliance with the provisions hereof, you or such Representative, as the case may be, may disclose only that portion of the Evaluation Material that you are advised by counsel is legally required to be disclosed and shall exercise all reasonable efforts to obtain assurance that confidential treatment will be accorded such Evaluation Material.

                 3. Definition of Evaluation Material. The term "Evaluation Material" as used in this agreement shall mean all information and documents which any Disclosing Party furnishes or otherwise discloses to you or any of your Representatives, together with all analyses, compilations, studies or other documents, records or data (in whatever form maintained, whether documentary, computer storage or otherwise) prepared by you or any of your Representatives which contain or otherwise reflect or are generated from such information and documents. The term "Evaluation Material" does not include any information that (i) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of a disclosure by you or any of your Representatives), or (ii) is or was available to you on a nonconfidential basis from a source other than the Disclosing Parties who to your knowledge after reasonable inquiry is not prohibited from transmitting the information to you by a contractual, legal or fiduciary obligation to the Company.

                 4. Return or Destruction of Materials. Upon request of the Company you will return promptly to the Company all copies of the Evaluation Material then in your possession or in the possession of any of the Representatives, and any copies, notes or extracts thereof, without retaining any copy thereof, except that you may destroy promptly (in lieu of returning) all copies of any analyses, compilations, studies or other documents, records or data prepared by you or your Representatives which contain or otherwise reflect or are generated from the Evaluation Material, and you will certify to the Company that such destruction has been accomplished.

                 5. Nondisclosure of Possible Transaction. Without the prior written consent of the Company, and except as required by law or stock exchange rule, you will not, and will direct and cause your Representatives not to, disclose to any person (i) that Evaluation Material has been made available to you, (ii) that discussions or negotiations are taking place concerning a possible transaction between the Company and you or any of your affiliates,
(iii) that you or any of your affiliates are considering or reviewing a transaction involving or relating to the Company or taking any of the actions described in paragraph 8 or (iv) the terms, conditions or other facts with respect to any such possible transaction or actions, including the status thereof. Your obligations in the preceding sentence shall survive any return or destruction of the Evaluation Material pursuant to paragraph 4.
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                                      -3-                         April 29, 1997


                 6. Contacts With Company Personnel. Until the earliest of (i) the execution by you of a Definitive Business Combination Agreement (as defined below), (ii) an acquisition of the Company by a third party or (iii) eighteen (18) months from the date of this agreement, you agree not to initiate or maintain contact (except for those contacts made in the ordinary course of business) with any officer, director or key employee of the Company or any of its subsidiaries regarding its business, assets, operations, prospects or finances, except with the express permission of a duly authorized executive officer of the Company. It is understood that Oppenheimer & Co., Inc., or such other parties as may be designated in writing by the Company, will arrange for appropriate contacts for due diligence purposes. It is further understood that all (a) communications regarding a possible transaction, (b) requests for additional information, (c) requests for facility tours or management meetings and (d) discussions or questions regarding procedures will be submitted or directed to Oppenheimer & Co., Inc., or such other party as may be designated in writing by the Company. Except as provided in a Definitive Business Combination Agreement, you agree that for a period of eighteen (18) months from the date hereof, you will not solicit for employment any officer, director or key employee of the Company or its subsidiaries; provided, that this prohibition shall not apply to solicitations made by you to the public or the industry generally, and that you shall not be prohibited from employing any such person who contacts you on his or her own initiative without any prohibited solicitation.

                 7. No Representation or Warranty. Although the Company has endeavored to include in the Evaluation Material information known to it which it believes to be relevant for the purpose of your investigation, you understand that neither the Company nor any of its Representatives have made or make any representation or warranty as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor its Representatives shall have any liability to you or any of your Representatives resulting from the use of the Evaluation Material. Only those representations or warranties that are made in a Definitive Business Combination Agreement when, as and if it is executed, and subject to such limitations and restrictions as may be specified in such Definitive Business Combination Agreement, will have any legal effect.

                 8.       Other Restrictions.  Until the expiration of eighteen
(18) months from the date hereof, neither you nor any of your affiliates nor any of your Representatives shall, without the prior written consent of the
Board of Directors of the Company, directly or indirectly, (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities or rights to acquire any securities (or any other beneficial ownership thereof) or assets of the Company or any of its subsidiaries (provided that the foregoing shall not apply to any acquisition by any of your employee benefit plans in the ordinary course of business); (ii)
any merger or other business combination or tender or exchange offer involving the Company or any of its subsidiaries; (iii) any recapitalization, restructuring,
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                                     -4-                          April 29, 1997


liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries; or (iv) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote or otherwise with respect to any voting securities of the Company, or make any communication exempted from the definition of "solicitation" by Rule 14a-1(1)(2)(iv) under the Securities Exchange Act of 1934; (b) form, join or in any way participate in a "group" (as defined under the Securities Exchange Act of 1934) with respect to the Company;
(c) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company; (d) take any action which the Company has been advised by counsel would require it to make a public announcement regarding any of the types of matters set forth in (a) above; or (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing. You agree during such period not to publicly request the Company (or its Representatives), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence).

                 9. Definitive Business Combination Agreement. You also understand and agree that no contract or agreement providing for a business combination transaction between the Company and you or your affiliates shall be deemed to exist unless and until a definitive business combination agreement has been executed and delivered by you and each of the other parties thereto ("Definitive Business Combination Agreement"), and you hereby waive, in advance, any claims (including, without limitation, breach of contract) in connection with such a transaction unless and until a Definitive Business Combination Agreement has been executed and delivered by you and each of the other parties thereto. It is also agreed that unless and until a Definitive Business Combination Agreement between the Company and you with respect to a business combination involving the Company has been executed and delivered, neither the Company nor its stockholders has any legal obligation of any kind whatsoever with respect to any such transaction. For purposes of this paragraph, the term "Definitive Business Combination Agreement" does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral offer or bid on your part or any written or oral acceptance thereof. You further understand that the Company shall be free to conduct any process for the sale of the Company as it in its sole discretion shall determine. Neither this paragraph nor any other provision in this agreement can be waived or amended except by written consent of the Company, which consent shall specifically refer to this paragraph (or such other provision) and explicitly make such waiver or amendment.

                 10. Securities Laws. You hereby acknowledge that you are aware, and that you will advise your Representatives who are informed as to the matters that are the subject of this agreement, that the United States securities laws prohibit any person who has material, non-public information concerning the matters which are the subject of this agreement from purchasing or selling securities of the Company or from communicating such information to any other person
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                                     -5-                          April 29, 1997


under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

                 11. Remedies. You agree that money damages would not be a sufficient remedy for any breach of this agreement and that the Company shall be entitled to equitable relief, including injunction and specific performance, in the event of any breach of the provisions of this agreement, in addition to all other remedies available to the Company at law or in equity. You also agree to reimburse the Company for all costs and expense, including reasonable attorneys' fees, incurred by it in enforcing your obligations hereunder.

                 12. Access. In the event you desire physical access to any of the Company's properties, you agree to indemnify, defend and hold harmless the Company, its affiliates and subsidiaries from and against any and all liabilities, claims and causes of action for personal injury, death or property damage occurring on or to such property as a result of your entry onto the premises. You agree to comply fully with all rules, regulations and instructions issued by the Company regarding your actions while upon, entering or leaving the property of the Company.

                 13. No Waiver. It is further understood and agreed that no failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. This agreement represents the entire understanding of the parties with respect to the matters referred to herein and supersedes all prior understandings, written or oral, between the parties with respect thereto.

                 14.      Person; Representatives.  As used in this agreement,
(i) the term "person" will be interpreted broadly to include, without limitation, any corporation, company, group, partnership, limited liability company, other entity or individual, and (ii) the term "Representatives," used with respect to a person, shall include the directors, officers, employees, representatives, agents, attorneys, consultants, accountants, financial and other advisors, and banks and other financing sources of or to such person.

                 15. Notices. All notices to be given to a party hereunder shall be in writing and delivered personally, by overnight courier or by facsimile, addressed to the Chief Executive Officer of such party, with a copy to the General Counsel of such party, at the corporate headquarters of such party.

                 This agreement is for the benefit of the Company and you and will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the choice of law rules thereof.
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                 If you agree with the foregoing, please sign both copies of this agreement and return one to the Company, which will constitute our agreement with respect to the subject matter of this letter.


                                                Very truly yours,

                                                MCFARLAND ENERGY, INC.


                                                By: /s/ Craig M. Sturtevant
                                                   -----------------------------
                                                   CRAIG M. STURTEVANT




CONFIRMED AND AGREED
as of the date written above

MONTEREY RESOURCES, INC.


By: /s/ David B. Kilpatrick
   --------------------------------
    Title: President